1. Name and Address of Reporting Person
   Mutz, Gregory T.
   125 South Wacker Drive
   Suite 3100
   Chicago, IL 60606-
2. Issuer Name and Ticker or Trading Symbol
   Amli Residential Properties Trust (AML)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Day/Year
   02/14/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Chairman
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+------------------------------+----------+----------+---------+--------------------------+--------------+-----------+------------+
|1. Title of Security          |2. Trans- |2A.Execu- |3. Trans-|4. Securities Acquired (A)|5. Amount of  |6. Owner-  |7. Nature   |
|                              |   action |   action |   action|   or Disposed of (D)     |Securities    |   ship    |   of In-   |
|                              |   Date   |   Date   |   Code  |                          |Beneficially  |   Form:   |   direct   |
|                              |          |          |         |                          |Owned         |   Direct  |   Bene-    |
|                              |  (Month/ |  (Month/ |         |                          |Following     |   (D) or  |   ficial   |
|                              |   Day/   |   Day/   +-----+---+-----------+---+----------+Reported      |   Indirect|   Owner-   |
|                              |   Year)  |   Year)  |Code |V  |Amount     |A/D|Price     |Transaction(s)|   (I)     |   ship     |
+------------------------------+----------+----------+-----+---+-----------+---+----------+--------------+-----------+------------+
Common Stock                    02/14/2003 02/14/2003 A         298         A   $20.1600   143157.5308    D
Common Stock                                                                               49400          I           Mutz
                                                                                                                      Properties
Common Stock                                                                               1100           I           Thomas R.
                                                                                                                      Mutz Family
                                                                                                                      Trust
Common Stock                                                                               46900          I           Thomas R.
                                                                                                                      Mutz Marital
                                                                                                                      Trust
Common Stock                                                                               0              I           Thomas R.
                                                                                                                      Mutz GST
                                                                                                                      Exempt
Common Stock                                                                               0              I           Rebecca Mutz
Common Stock                                                                               0              I           Sarah Mutz
Common Stock                                                                               2747.1017      I           Andrew Mutz
Common Stock                                                                               -0             I           Thomas R.
                                                                                                                      Parry
Common Stock                                                                               270.8105       I           R. Coleman
                                                                                                                      Parry
Common Stock                                                                               281.0485       I           William L.
                                                                                                                      Parry
Common Stock                                                                               264.7988       I           Nora Flynn
                                                                                                                      Parry
Common Stock                                                                               8000           I           Emily Foley
                                                                                                                      Mutz
Common Stock                                                                               1200           I           SBA
                                                                                                                      Investments
                                                                                                                      Ltd.
Common Stock                                                                               0              I           North Georgia
                                                                                                                      Properties
Common Stock                                                                               0              I           Estate of
                                                                                                                      Thomas R.
                                                                                                                      Mutz
Common Stock                                                                               1200           I           TCWM
                                                                                                                      Investments
                                                                                                                      Ltd.

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+----------+--------+-------+-------+---------+-----------+---------------------+----------------+----------+-------+-------+------+
|1.        |2.      |3.     |3A.    |4.       |5.         |6.                   |7.              |8.        |9.     |10.    |11.   |
|          |        |       |       |         |           |                     |                |          |Number |Owner- |      |
|          |        |       |       |         |           |                     |                |          |of     |ship   |      |
|          |        |       |       |         |           |                     |                |          |Deriv- |Form of|      |
|          |        |       |       |         |           |                     |Title and Amount|          |ative  |Deriv- |      |
|          |        |       |       |         |           |                     |of Underlying   |          |Secur- |ative  |Nature|
|          |Conver- |Trans- |Execu- |         |Number of  |                     |Securities      |          |ities  |Secur- |of    |
|          |sion or |action |tion   |         |Derivative |Date Exercisable     +-------+--------+          |Benefi-|ity:   |In-   |
|          |Exercise|Date   |Date   |         |Securities |and Expiration Date  |       |Amount  |          |cially |Direct |direct|
|          |Price of|       |       |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned  |(D) or |Bene- |
|Title of  |Deriv-  |(Month/|(Month/|tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |       |In-    |ficial|
|Derivative|ative   | Day/  | Day/  +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|       |direct |Owner-|
|Security  |Security|Year)  |Year)  |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |       |(I)    |ship  |
+----------+--------+-------+-------+------+--+-----+-----+----------+----------+-------+--------+----------+-------+-------+------+

Explanation of Responses:

SIGNATURE OF REPORTING PERSON
/s/ Gregory T. Mutz

DATE
02/19/2003